CALCULATION OF FILING FEE TABLES

Schedule 14A

(Form Type)

ServiceSource International, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction				Fee rate	Amount of Filing Fee
Fees to be Paid	$	_________	$166,769,249	(1)(2)	0.0000927	$15,460	(3)
Fees Previously Paid						$0
Total Transaction Valuation	$	_________	$166,769,249
Total Fees Due for Filing						$15,460
Total Fees Previously Paid						$0
Total Fee Offsets						$0
Net Fee Due						$15,460

(1)	Aggregate number of securities to which transaction applies: As of May 27, 2022, the maximum number of shares of the common stock of ServiceSource International, Inc. (the “Company”) to which this transaction applies is estimated to be 111,179,499, which consists of (a) 100,241,161 shares of common stock entitled to receive the per share merger consideration of $1.50; (b) 1,858,561 shares of common stock underlying outstanding options, which may be entitled to receive the per share merger consideration of $1.50; (c) 6,648,620 shares of common stock underlying outstanding restricted stock units, which may be entitled to receive the per share merger consideration of $1.50; (d) 2,131,157 shares of common stock underlying outstanding performance stock units, which assumes the maximum level of performance that may be entitled to receive the per share merger consideration of $1.50; and (e) 300,000 additional shares of common stock reserved for issuance pursuant to the 2020 Equity Incentive Plan that the Company may issue prior to the closing of the transaction, which may be entitled to receive the per share merger consideration of $1.50.
(2)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): Estimated solely for the purposes of calculating the filing fee, as of May 27, 2022, the underlying value of the transaction was calculated based on the sum of: (a) the product of 100,241,161 shares of common stock and the per share merger consideration of $1.50; (b) the product of 1,858,561 shares of common stock underlying outstanding options and the per share merger consideration of $1.50; (c) the product of 6,648,620 shares of common stock underlying outstanding restricted stock units and the per share merger consideration of $1.50; (d) the product of 2,131,157 shares of common stock underlying outstanding performance stock units and the per share merger consideration of $1.50; and (e) the product of 300,000 additional shares of common stock reserved for issuance pursuant to the 2020 Equity Incentive Plan that the Company may issue prior to the closing of the transaction and the per share merger consideration of $1.50.
(3)	In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying the sum calculated in note (2) above by 0.0000927.